EXHIBIT 99.1

LASER Mortgage Management, Inc.
Announces Reincorporation and Subsequent Dissolution

New York, New York, August 16, 2001. LASER Mortgage Management, Inc. (NYSE:LMM) announced today that on July 31, 2001, LMM changed its state of incorporation from Maryland to Delaware. The reincorporation was accomplished by merging LASER Mortgage Management, Inc., a Maryland corporation (“LASER Maryland”), with and into its wholly-owned Delaware subsidiary. On August 3, 2001, the surviving Delaware entity, LMM, filed a certificate of dissolution with the Secretary of State of the State of Delaware, and upon such filing, LMM is deemed to be dissolved under Delaware law, except as may be required to wind-up its business and affairs. LMM has commenced liquidating its remaining assets, while satisfying or making reasonable provision for its remaining obligations.

On August 15 and 16, 2001, as required by Delaware law, LMM provided notice to all known and potential creditors of its liquidation and dissolution. Once the 60 day notice period ends, LMM plans on petitioning the Delaware Court of Chancery for its approval to make an initial distribution to stockholders of approximately $3.00 per outstanding share of common stock.

Upon effectiveness of the reincorporation merger, each outstanding share of common stock, par value $.001 per share, of LASER Maryland was converted into one share of common stock, par value $.001 per share, of the surviving Delaware corporation. The common stock of LMM issued pursuant to the reincorporation merger is deemed to be registered under Section 12(b) of Securities Exchange Act of 1934, as amended, pursuant to Rule 12g-3(a) and (f) under such Act, and is trading on the New York Stock Exchange under the symbol “LMM.”

LASER Mortgage Management, Inc. was a specialty finance company investing primarily in mortgage-backed securities and mortgage loans. The Company has elected to be taxed as a real estate investment trust under the Internal Revenue Code of 1986, as amended.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding LASER Mortgage Management, Inc.'s business which are not historical facts are "forward-looking"; statements that involve risk and uncertainties.

Date: Contact:	August 16, 2001 LASER Mortgage Management, Inc. Mr. Charles R. Howe II Chief Financial Officer 212-758-2024